As filed with the Securities and Exchange Commission on December 10, 2007
 Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MIDAMERICAN ENERGY HOLDINGS COMPANY
(Exact name of registrant as specified in its charter)

Iowa		94-2213782
(State or other jurisdiction		(I.R.S. Employer
of incorporation or organization)	666 Grand Avenue, Suite 500	Identification Number)
Des Moines, Iowa 50309-2580
(Address of Principal Executive Offices)

MidAmerican Energy Holdings Company
Long-Term Incentive Partnership Plan

MidAmerican Energy Holdings Company
Executive Voluntary Deferred Compensation Plan
(Full title of the plans)

Douglas L. Anderson, Esq.
General Counsel
MidAmerican Energy Holdings Company
1111 South 103rd Street
Omaha, Nebraska 68124
(402) 341-4500
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Peter J. Hanlon, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York  10019-6099
(212) 728-8000

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations (1)	$45,000,000 (2)	100%	N/A	$1,381.50 (3)

(1)
The MidAmerican Energy Holdings Company Long-Term Incentive Partnership Plan (the “LTIP Plan”) and the MidAmerican Energy Holdings Company Executive Voluntary Deferred Compensation Plan (the “Executive Plan”) (collectively, the “Plans”) allow participating employees of MidAmerican Energy Holdings Company (“MEHC”) and certain of its affiliates to defer the payment of all or a portion of their compensation for services to MEHC and such affiliates and have such deferred amounts deemed invested into certain notional investments.  These securities represent the unsecured obligations of MEHC to pay such voluntarily deferred compensation, including notional earnings and returns thereon, in the future in accordance with the terms of the Plans (“MEHC Deferred Compensation Obligations”).

(2)
Estimated solely for calculating the amount of the registration fee.  Such amount is based on MEHC’s estimate of the aggregate compensation to be deferred by participants under the Plans during the three-year period commencing on the initial effective date of this Registration Statement.

(3)	Calculated pursuant to paragraph (o) of Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”).

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The documents containing the information concerning the MidAmerican Energy Holdings Company Long-Term Incentive Partnership Plan (the “LTIP Plan”) and the MidAmerican Energy Holdings Company Executive Voluntary Deferred Compensation Plan (the “Executive Plan”) (collectively, the “Plans”) required by Rule 428(b)(1) of the Securities Act have been or will be given to Plan participants.  Such documents are not being filed with the U. S. Securities and Exchange Commission (the “Commission”) but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus which meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.                    INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents, filed with the Commission by MidAmerican Energy Holdings Company, an Iowa corporation (“MEHC”), are incorporated by reference into this Registration Statement:

(a)           MEHC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

                (b)           MEHC’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, filed pursuant to the Exchange Act; and

    (c)           MEHC’s Current Reports on Form 8-K, filed on February 12, 2007, May 11, 2007, July 12, 2007, August 28, 2007, October 26, 2007 and October 30, 2007 (but only to the extent the information therein is filed and not furnished), pursuant to the Exchange Act.

In addition, all documents filed by MEHC with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.                    DESCRIPTION OF SECURITIES

The securities registered under this Registration Statement represent the unsecured obligations of MEHC to pay voluntarily deferred compensation, including notional earnings and returns thereon, in the future in accordance with the terms of the Plans (“MEHC Deferred Compensation Obligations”).

MEHC is offering an aggregate of up to $45,000,000 of MEHC Deferred Compensation Obligations under the Plans pursuant to this Registration Statement.  Such amount represents the Company’s estimate of the aggregate compensation to be deferred by participants under the Plans during the three-year period commencing on the initial effective date of this Registration Statement.  At September 30, 2007, an aggregate of $15,740,818 of MEHC Deferred Compensation Obligations were outstanding under the Plans.

The LTIP Plan provides for a mandatory deferral of certain incentive compensation awards for selected key employees of MEHC and certain of its corporate affiliates whose employees participate in the Plans (each an “Affiliate Employer”). MEHC and the Affiliate Employers are sometimes hereinafter collectively referred to as the “Company”. Mandatory deferrals under the LTIP Plan are subject to vesting and forfeiture provisions. Once vested, these deferred LTIP awards may be further deferred on a voluntary basis, with any such deferral to be governed by the LTIP Plan.

The Executive Plan provides participating employees of the Company with the opportunity to voluntarily defer the payment of a portion of their compensation earned in any year, excluding incentive awards under the LTIP Plan.  In addition, the Company may contribute additional amounts to employee deferral accounts under the Executive Plan.  Presently, employees of MEHC’s subsidiaries, PacifiCorp and HomeServices of America, Inc., or any subsidiary of either such corporation, are not eligible to participate in the Executive Plan.  Company contributions under the Executive Plan may also be subject to vesting and forfeiture provisions established by MEHC.  Voluntary deferrals under the Executive Plan are always fully vested.

Amounts deferred under the Plans will be credited to one or more bookkeeping accounts on the books of MEHC.  Amounts voluntarily deferred under the LTIP Plan receive a rate of return based on the performance of certain investment funds selected by participants in the LTIP Plan pursuant to conditions established by MEHC.  Deferred amounts under the Executive Plan receive a rate of return based on certain financial benchmarks selected by the participant from a list of investment options offered by MEHC.  The value of the deferral accounts will be based on the amount deferred and the performance of the investment funds and financial benchmarks, as applicable.  The rate of return attributed to deferrals under the Plans are unsecured obligations of MEHC and any applicable Affiliate Employer, respectively, based on notional investments and no deferrals are required to actually be invested in any investment fund or financial benchmark.  As such, Plan participants will not have any ownership interest in any investment fund or financial benchmark while their compensation is deferred under the Plan.

The MEHC Deferred Compensation Obligations will be settled in a lump sum payment or a series of installment payments on the elected distribution date or dates or upon the termination of the Plan participant’s employment with the Company.  In addition, under certain circumstances, a Plan participant may request an earlier settlement on account of an unforeseeable emergency.

The MEHC Deferred Compensation Obligations and the obligations (if any) of its Affiliate Employers to pay deferred compensation obligations under the Plans are unsecured general obligations of MEHC and the applicable Affiliate Employer, respectively, to pay the value of the deferred compensation accounts in the future as adjusted to reflect the notional gains and losses resulting from the performance of the selected investment funds and financial benchmarks in accordance with the terms of the Plans.  MEHC’s obligation to pay MEHC Deferred Compensation Obligations will rank pari passu in right of payment with all of MEHC’s existing and future unsecured and unsubordinated indebtedness from time to time outstanding and is, therefore, subject to the risks of MEHC’s insolvency.  MEHC’s obligation to pay MEHC Deferred Compensation Obligations will also effectively be subordinated to (i) all of MEHC’s existing and future secured obligations and (ii) all existing and future obligations of MEHC’s subsidiaries.

A significant portion of MEHC’s capital structure is debt and MEHC expects to incur additional indebtedness in the future to fund acquisitions, capital investments or the development and construction of new or expanded facilities.  At September 30, 2007, MEHC had the following outstanding obligations:

▪	senior indebtedness of $6.0 billion;

▪	subordinated indebtedness of $1.2 billion, consisting of $0.3 billion of trust preferred securities held by third parties and $0.9 billion held by Berkshire Hathaway Inc. and its affiliates; and

▪	guarantees and letters of credit in respect of subsidiary and equity investment indebtedness aggregating $83.7 million.

MEHC’s consolidated subsidiaries also have outstanding indebtedness, which totaled $12.9 billion at September 30, 2007.   These amounts exclude (i) trade debt or preferred stock obligations, (ii) letters of credit in respect of subsidiary indebtedness, and (iii) MEHC’s share of the outstanding indebtedness of its own or its subsidiaries’ equity investments.

The terms of the Plans and the MEHC Deferred Compensation Obligations and the terms of MEHC’s other debt do not limit MEHC’s ability or the ability of MEHC’s subsidiaries, including any Affiliate Employer, to incur additional debt.

The MEHC Deferred Compensation Obligations cannot be transferred or assigned, other than by will or the laws of descent and distribution, and except with respect to a payment required under a domestic relations order under Section 414(p)(1)(B) of the Internal Revenue Code of 1986, as amended.

The Plans may at any time or from time to time be amended, modified or terminated by MEHC, provided that no amendment or termination under the LTIP Plan may be made to reduce any accrued deferred amounts as of the date of such amendment.

Item 5.                  INTERESTS OF NAMED EXPERTS AND COUNSEL

          Not Applicable.

Item 6.                  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to MEHC’s directors and officers pursuant to the following provisions or otherwise, MEHC has been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In addition, indemnification may be limited by state securities laws.

Sections 490.850-490.859 of the Iowa Business Corporation Act permit corporations organized thereunder to indemnify directors, officers, employees and agents against liability under certain circumstances.  The Restated Articles of Incorporation, as amended (the “Articles”), and the Restated Bylaws, as amended (the “Bylaws”), of MEHC provide for indemnification of directors, officers and employees to the full extent provided by the Iowa Business Corporation Act.

As permitted by Section 490.202 of the Iowa Business Corporation Act and Article VI of the Articles, no director shall be personally liable to MEHC or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) the amount of a financial benefit received by a director to which the director is not entitled; (2) an intentional infliction of harm on the corporation or the shareholders; (3) a violation of section 490.833 of the Iowa Business Corporation Act (relating to certain unlawful distributions to shareholders); (4) an intentional violation of criminal law; or (5) any other violation of Section 490.831 of the Iowa Business Corporation Act (standards of liability for directors).

MEHC’s Articles and Bylaws provide that if the proceeding for which indemnification is sought is by or in the right of MEHC, indemnification may be made only for reasonable expenses and may not be made in any proceeding in which the person is adjudged liable to MEHC.  Further, any such person may not be indemnified in any proceeding that charges improper personal benefit to the person in which the person is adjudged to be liable.

MEHC’s Articles and Bylaws allow MEHC to maintain liability insurance to protect itself and any director, officer, employee, or agent against any expense, liability or loss whether or not MEHC would have the power to indemnify such person against such incurred expense, liability, or loss.  Pursuant to Section 490.857 of the Iowa Business Corporation Act, the Articles and the Bylaws, MEHC maintains directors’ and officers’ liability insurance coverage.

MEHC may also enter into indemnification agreements with certain directors and officers to further assure such persons’ indemnification as permitted by Iowa law.

The rights to indemnification conferred on any person by MEHC’s Articles and Bylaws are not exclusive of any right which any person may have or acquire under any statute, provision of MEHC’s Articles, Bylaws, agreement, or vote of shareholders or disinterested directors.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

Item 8.	EXHIBITS

	Exhibit No.	Description of Exhibits

	5	Opinion of Paul J. Leighton, Esq.
	15	Awareness Letter of Deloitte & Touche LLP.
	23.1	Consent of Deloitte & Touche LLP.
	23.2	Consent of Paul J. Leighton, Esq. (included in Exhibit 5).
	24	Power of Attorney (reference is made to the signature page).

Item 9.	UNDERTAKINGS

1.	The undersigned registrant hereby undertakes:

	(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

		(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

		(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

		(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by MEHC pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

      (b)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of MEHC’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of MEHC pursuant to the foregoing provisions, or otherwise, MEHC has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by MEHC of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, MEHC will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 7th day of December, 2007.

MidAmerican Energy Holdings Company

By:	/s/ David L. Sokol
David L. Sokol
Chairman of the Board and Chief Executive Officer

Each of the undersigned officers and directors of MidAmerican Energy Holdings Company hereby severally constitutes and appoints Douglas L. Anderson and Paul J. Leighton, and each of them, with full power to act without the other, as his true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
/s/ David L. Sokol	Chairman of the Board and Chief Executive Officer	December 7, 2007
David L. Sokol	(Principal Executive Officer)

/s/ Gregory E. Abel	President and Director	December 7, 2007
Gregory E. Abel

/s/ Patrick J. Goodman	Senior Vice President and Chief Financial Officer	December 7, 2007
Patrick J. Goodman	(Principal Financial and Accounting Officer)

/s/ Warren E. Buffett	Director	December 7, 2007
Warren E. Buffett

/s/ Marc D. Hamburg	Director	December 7, 2007
Marc D. Hamburg

/s/ Walter Scott, Jr.	Director	December 7, 2007
Walter Scott, Jr.